                                                          OMB APPROVAL
                                                   OMB Number:         3235-0145
                                                   Expires:          31 Aug 1982


                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                        (Amendment No.    15     )*
                                      -----------

                           BROWN-FORMAN CORPORATION
- -------------------------------------------------------------------------------
                               (Name of Issuer)

                             CLASS A COMMON STOCK
- -------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  115637-10-0
                           -------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                               Page 1 of 4 pages
SEC 1745 (1/82)


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- -----------------------                                  ---------------------
 CUSIP NO. 115637-10-0                  13G                PAGE 2 OF 4 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 1
       OWSLEY B. FRAZIER
       # ###-##-####

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
         N/A                                                    (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         UNITED STATES OF AMERICA

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                        272,437

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                    3,766,640
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                         272,437

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                    3,766,640

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    4,039,077

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                                                        38.2%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                         IN

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    SCHEDULE 13G

Item 1(a)      Name of Issuer:
- ---------

          Brown-Forman Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
- ---------

          850 Dixie Highway
          Louisville, Kentucky  40210

Item 2(a)      Name of Person Filing:
- ---------

          OWSLEY B. FRAZIER

Item 2(b)      Address of Principal Business Office, or, if none,
- ---------
               Residence:

          850 Dixie Highway
          Louisville, Kentucky  40210

Item 2(c)      Citizenship:
- ---------

          United States of America

Item 2(d)      Title of Class of Securities:
- ---------

          Class A Common Stock

Item 2(e)      CUSIP Number:
- ---------

          115637-10-0

Item 3
- ------

          Not applicable

Item 4         Ownership.
- --------
     The amount of shares beneficially owned by the undersigned as of December 31, 1992, is as follows:
     (a)  Amount Beneficially Owned:                           4,039,077

     (b)  Percent of Class:                                        38.2%

     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote         272,437
          (ii)  shared power to vote or to direct the vote     3,766,640
          (iii) sole power to dispose or to direct the
                disposition of                                   272,437
          (iv)  shared power to dispose or to direct the
                disposition of                                 3,766,640


                                                               Page 3 of 4 pages
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                                   SCHEDULE G

Item 5         Ownership of Five Percent or Less of a Class
- ------

          Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another
- ------         Person.

          Other persons have the right to receive income from trusts holding Brown-Forman Corporation Class A Common Stock, as to which stock the undersigned has sole or shared voting power. The following person is sole income beneficiary of one of these trusts which holds more than 5% of the outstanding shares of such Class A Common Stock: Sara S. Brown.

Item 7         Identification and Classification of the Subsidiary Which
- ------         Acquired the Security Being Reported on by the Parent Holding
               Company.

          Not applicable

Item 8         Identification and Classification of Members of the Group.
- ------

          Not applicable

Item 9         Notice of Dissolution of Group.
- ------

          Not Applicable

Item 10        Certification.
- -------

          Not applicable

                                    ____________________

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1994
- ------------------------------
Date


/s/ Owsley B. Frazier
______________________________
Signature

Owsley B. Frazier
- ------------------------------
Name, Title

                                                               Page 4 of 4 pages